Exhibit 10.1

RESTRUCTURING AGREEMENT,

dated as of August 31, 2006,

among

Capri Realty Holdings, LLC,

Capri Realty Capital, LLC,

Capri Capital Advisors, LLC,

CPC Realty Advisors, Inc.,

Quintin E. Primo III,

Daryl J. Carter,

Brian C. Fargo

and

CM Investor LLC

RESTRUCTURING AGREEMENT

THIS RESTRUCTURING AGREEMENT (this “Agreement”) is made as of as of August 31, 2006, by and among (i) Capri Realty Holdings, LLC, a Delaware limited liability company (“CRH”), Capri Realty Capital, LLC, a Delaware limited liability company (“CRC”), Capri Capital Advisors, LLC, a Delaware limited liability company (“CCA”), and CPC Realty Advisors, Inc., an Illinois corporation (“CPC” and, together with CRH, CRC and CCA the “Capri Entities” and each a “Capri Entity”), (ii) Quintin E. Primo III (“Primo”), Brian C. Fargo (“Fargo”), Daryl J. Carter (“Carter” and, together with Primo and Fargo, the “Capri Principals” and each a “Capri Principal”; the Capri Principals and the Capri Entities collectively, the “Capri Parties” and each a “Capri Party”) and (iii) CM Investor LLC, a Delaware limited liability company (“CMI”).

WHEREAS, pursuant to that certain Investment Agreement dated as of January 3, 2005 (the “Investment Agreement”) made by and among the Capri Parties (other than CCA and CPC) and CMI, the Capri Parties and CMI made agreements set forth therein providing for, inter alia, (a) the making of a loan to CRH evidenced by that certain promissory note dated January 3, 2005 in the original principal amount of $20,000,000 (the “CRH Note”), (b) the acquisition by CMI of Capri Capital Limited Partnership, a Delaware limited partnership (“CCLP”), and the mortgage banking business thereof, (c) certain agreements set forth therein regarding CCA, including the grant to CMI of an option to acquire a 49% membership interest in CCA (the “CMI 49% Option”), (d) other put and call options in respect of the membership interests in CCA, and (e) certain other agreements relating to CCA as set forth in the Investment Agreement;

WHEREAS, CRC owns a 51% membership interest in CCA and CRH owns the remaining 49% membership interest in CCA, which is subject to the CMI 49% Option;

WHEREAS, CRC owns a 99.9% membership interest in CRH, and CPC owns the remaining 0.1% membership interest in CRH;

WHEREAS, Primo, Carter and Fargo own 45%, 45% and 10%, respectively, of (a) the membership interests in CRC, and (b) the issued and outstanding capital stock of CPC; and

WHEREAS, the parties hereto desire to engage in a transaction pursuant to which, among other things, (a) CCA will pay in full the CRH Note, (b) CCA will pay to CMI a fee and assign and transfer to CMI (or its designee) the CUC Assets (as defined below) in exchange for the termination of the Investment Agreement (including, without limitation, the CMI 49% Option and the Investment Agreement Documents (as defined below) but excluding the Excluded Provisions (as defined below)), (c) Carter and Fargo shall transfer and assign all of their shares in CPC to Primo, (d) Primo shall purchase all of Carter’s membership interests in CSI II (as defined below), and (e) CRC and/or CCA will redeem and/or purchase all of the interests of Carter and Fargo in CRC, all on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

I

CERTAIN DEFINITIONS

A	Certain Definitions.

As used in this Agreement, the following terms shall have the meanings set forth or referred to below:

“Advisory Clients” means all Persons with whom CCA or any of its Subsidiaries from time to time have any agreement, arrangement or understanding with respect to the provision of investment advisory services, whether arranged as a commingled fund, separate account or otherwise.

“Affiliate” with respect to a Person, means any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person or the parents, spouse, siblings and lineal descendants of such Person, and their respective spouses so long as they remain spouses, and any trust for the benefit of such Person or any of the foregoing and any beneficiaries of such Person. The term “control” as used herein (including the terms “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power (i) to vote more than fifty percent (50%) of the outstanding voting securities of such Person, or (ii) to otherwise direct management policies of such Person by contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble.

“Assignment of CUC Assets” means the assignment by CCA to CUCA of the CUC Assets and the assumption by CUCA of (and release of CCA and its Affiliates from) co-investment obligations in respect of CUC, in the form of Exhibit A.

“Business Day” means any day excluding Saturday, Sunday and any day which in Chicago, Illinois is a legal holiday or a day on which banking institutions are authorized or required by law or other government actions to close.

“CAF I” means Capital Associates Institutional Fund, L.P., a Delaware limited partnership.

“CAF I Agreement” shall have the meaning set forth in Section 4.1(c).

“CAF II” means Capital Associates Apartment Fund, L.P., a Delaware limited partnership.

“CAF II Agreement” shall have the meaning set forth in Section 4.1(c).

“CAF III” means Capri/Capital Advisors Apartment Fund III, L.P., a Delaware limited partnership.

“CAF III Amendment” shall have the meaning set forth in Section 3.2(a).

“CAF III Interest” shall have the meaning set forth in Section 2.4(h).

“CalPERS” means the California Public Employees’ Retirement System.

“Capri Entity” or “Capri Entities” shall have the meaning set forth in the Preamble.

“Capri Fund(s)” means all limited liability companies, limited partnerships and other legal entities formed or managed by CCA and its Subsidiaries (or any of them) pursuant to Investment Advisory Contracts, including all commingled funds of CCA and its Subsidiaries. The term “Capri Fund(s)” does not include any employees’ incentive pool, plan, group or entity through which any of the Capri Principals or members of management of CCA and its Subsidiaries co-invest in Capri Funds or Separate Accounts, all of which are listed on Schedule 1.1 – A to the Investment Agreement.

“Capri Party” or “Capri Parties” shall have the meaning set forth in the Preamble.

“Capri Principal” or “Capri Principals” shall have the meaning set forth in the Preamble.

“Carter” shall have the meaning set forth in the Preamble.

“Carter CAF Amount” shall have the meaning set forth in Section 4.1(c).

“Carter CAF III Assignment” shall have the meaning set forth in Section 3.2(a).

“Carter CAF Right” shall have the meaning set forth in Section 4.1(c).

“Carter Cash” shall have the meaning set forth in Section 2.6(a).

“Carter CPC Stock” shall have the meaning set forth in Section 2.1.

“Carter CPC Stock Payment” shall have the meaning set forth in Section 2.1.

“Carter CSI II Assignment” shall have the meaning set forth in Section 3.6(a).

“Carter Guaranty” means the Guaranty to be executed by Primo in favor of the Carter Trust guaranteeing CCA’s obligations pursuant to the Carter Note, in the form of Exhibit B.

“Carter LACERA Amount” shall have the meaning set forth in Section 4.1(b).

“Carter LACERA Right” shall have the meaning set forth in Section 4.1(b).

“Carter Note” shall have the meaning set forth in Section 2.4(b).

“Carter Promotes Guaranty” means the Promotes Guaranty to be executed by Primo in favor of the Carter Trust guaranteeing CCA’s obligations pursuant to Section 4.1, in the form of Exhibit Z.

“Carter Resignation” shall have the meaning set forth in Section 3.6(c).

“Carter Security Agreement” means the Security Agreement to be entered into by and between CCA, as debtor, and the Carter Trust, as secured party, pursuant to which CCA will grant to the Carter Trust a security interest in all of CCA’s assets as security for the Carter Note, in the form of Exhibit C.

“Carter SMUs” means 278,203 of the SMUs.

“Carter TRS Payment” shall have the meaning set forth in Section 4.1(f).

“Carter Trust” means Daryl J. Carter, as Co-Trustee of the Daryl and Renee Carter Trust u/d/t dated May 29, 2001.

“CCA” shall have the meaning set forth in the Preamble.

“CCA/CRC Assignment” shall have the meaning set forth in Section 3.3(a).

“CCA/CRH Assignment” shall have the meaning set forth in Section 3.4.

“CCA Financee” shall have the meaning set forth in Section 4.9(a).

“CCA Indemnified Persons” shall have the meaning set forth in Section 4.8.

“CCA Measurement Period Revenues” shall have the meaning set forth in Section 4.1(f).

“CCLP” shall have the meaning set forth in the Recitals.

“CharterMac” means Charter Municipal Mortgage Acceptance Company, a Delaware statutory trust.

“Closing” shall have the meaning set forth in Section 3.1.

“Closing Date” shall have the meaning set forth in Section 3.1.

“CMCC” shall have the meaning set forth in Section 4.9(a).

“CMI” shall have the meaning set forth in the Preamble.

“CMI Cash” shall have the meaning set forth in Section 2.9.

“CMI 49% Option” shall have the meaning set forth in the Recitals.

“Code ” shall mean the Internal Revenue Code of 1986, as amended.

“CPC” shall have the meaning set forth in the Preamble.

“CRC” shall have the meaning set forth in the Preamble.

“CRC/Carter Assignment” shall have the meaning set forth in Section 3.6(e).

“CRC/Fargo Assignment” shall have the meaning set forth in Section 3.7(e).

“CRH” shall have the meaning set forth in the Preamble.

“CRH/CRC Assignment” shall have the meaning set forth in Section 3.3(b).

“CRH Note” shall have the meaning set forth in the Recitals.

“CSI II” shall mean Capri Select Income II Key Employee Incentive Plan, LLC, an Illinois limited liability company.

“CSI II Membership Interest” shall have the meaning set forth in Section 2.3.

“CSI II Payment” shall have the meaning set forth in Section 2.3.

“CUC” means Capri Urban Capital I, LLC, a California limited liability company.

“CUCA” means CharterMac Urban Capital Advisor, LLC, a Delaware limited liability company.

“CUC Assets” means all of CCA’s rights and interest in CUC, including without limitation the CUC Business, all membership interests held by CCA, by the direct or indirect members of CCA and by the Capri Parties and their respective Affiliates in CUC, CCA’s management rights in CUC, all rights of CCA, direct or indirect members of CCA and the Capri Parties and their respective Affiliates to receive Promotes relating to CUC, and any other distributions or fees from CUC, and all rights of CCA, direct or indirect members of CCA and the Capri Parties or their respective Affiliates under any agreements with CalPERS and CUC, in each case other than the CUC Interest.

“CUC Assets Disclosure Letter” means the Disclosure Letter delivered to CMI and Carter concurrently with the execution of this Agreement, executed by CCA and setting forth exceptions to the representations and warranties set forth in Article IV of the Investment Agreement, to the extent relating to CUC Assets or the CUC Interests.

“CUC Business” means the partnership and investment advisory relationship of CCA with CalPERS maintained through CUC.

“CUC/Carter Assignment” shall have the meaning set forth in Section 3.2(a).

“CUC Interest” shall have the meaning set forth in Section 2.4(e).

“Damages” shall have the meaning set forth in Section 10.2.

“Excluded Provisions” means the provisions of the Investment Agreement set forth on the attached Schedule I.

“Fargo” shall have the meaning set forth in the Preamble.

“Fargo CAF Amount” shall have the meaning set forth in Section 4.1(e).

“Fargo CAF III Assignment” shall have the meaning set forth in Section 3.2(b).

“Fargo CAF Right” shall have the meaning set forth in Section 4.1(e).

“Fargo Cash” shall have the meaning set forth in Section 2.8(a).

“Fargo CPC Stock” shall have the meaning set forth in Section 2.1.

“Fargo CPC Stock Payment” shall have the meaning set forth in Section 2.1.

“Fargo LACERA Amount” shall have the meaning set forth in Section 4.1(d).

“Fargo LACERA Right” shall have the meaning set forth in Section 4.1(d).

“Fargo Note” shall have the meaning set forth in Section 2.4(c).

“Fargo Security Agreement” means the Security Agreement to be entered into by and between CCA, as debtor, and Fargo, as secured party, pursuant to which CCA will grant to Fargo a security interest in all of CCA’s assets as security for the Fargo Note, in the form of Exhibit U.

“Fargo SMUs” means 26,495 of the SMUs.

“Fund” shall have the meaning set forth in Section 4.9(a).

“GAAP” shall mean generally accepted United States accounting principles, applied consistently with the past practices of CCA.

“Investment Advisory Contracts” means all of the investment advisory agreements to which CCA or any of its Subsidiaries from time to time are party and any other arrangements or understandings relating to CCA’s or any of its Subsidiaries’ rendering of investment advisory services or advice to any Person, including without limitation, limited liability company operating agreements, limited partnership agreements and agreements relating to commingled funds or separate accounts held for clients.

“Investment Agreement” shall have the meaning set forth in the Recitals.

“Investment Agreement Documents” means the Investment Agreement and all of the other instruments, agreements and documents executed and delivered in connection therewith (including those referred to in Article III of the Investment Agreement and specifically including the Notes, the Guaranties and the Security Agreements (as each of those terms is defined in the Investment Agreement)).

“Investor” means Investment Holdings IDS, LLC, a Delaware limited liability company.

“Joint Consent” shall have the meaning set forth in Section 3.5(c).

“LACERA” means the Los Angeles County Employees Retirement Association.

“LACERA Agreement” means that certain Master Real Estate Investment Advisor Agreement, dated as of December 16, 2002, between LACERA and CCA.

“LACERA Properties” shall have the meaning set forth in Section 4.1(b).

“LaSalle” means LaSalle Bank National Association, a national banking association.

“Lien” means any mortgage, deed of trust, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, capital lease or other title retention arrangement.

“Material Adverse Effect” means, in respect of any Person, any fact, event, change, circumstance or effect that is, or is reasonably likely to be, materially adverse to the assets, liabilities, business or prospects of such Person.

“Measurement Date” shall have the meaning set forth in Section 4.1(f).

“Measurement Period” shall have the meaning set forth in Section 4.1(f).

“Mutual Release” means the Mutual Release to be entered into by and among CMI and the Capri Parties, in the form of Exhibit E.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the limited liability company agreement or operating agreement and any certificate of formation or articles of formation of a limited liability company; (c) the partnership agreement and any statement of partnership of a general partnership; (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

“Payroll Services Agreement” means that certain Payroll Services Agreement dated as of February 1, 2005 by and between CharterMac Capital LLC, a Delaware limited liability company (formerly known as Related Capital Company, LLC), and CCA.

“Person” means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization or other entity and a government or any department, agency or instrumentality thereof.

“Primo” shall have the meaning set forth in the Preamble.

“Primo CAF III Assignment” means the Assignment of CAF III Right in the form attached hereto as Exhibit Y.

“Primo Distributions” shall have the meaning set forth in Section 4.1(f).

“Primo Note” shall have the meaning set forth in Section 2.4(d).

“Proposal Deadline” shall have the meaning set forth in Section 4.9(b).

“Pro Rata Share” means 45% with respect to Primo, 45% with respect to Carter and 10% with respect to Fargo.

“Promotes” means all rights of the Capri Parties (or any of them) and members of management of the Capri Entities to receive from or in respect of Capri Funds or Separate Accounts (i) distributions in excess of pro rata distributions on capital contributions where Capri Parties and the Capri Principals (or any of them) and members of management of the Capri Parties and CCA and its Subsidiaries are required or authorized to co-invest in Capri Funds or Separate Accounts and (ii) contingent compensation consisting of payment of a share of capital proceeds or net income or cash flow payable after a stated target is reached where there is no co-investment obligation.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Proposed Financing” shall have the meaning set forth in Section 4.9(a).

“Regulatory Body” means any domestic or foreign national, state or municipal or other local government or multinational body (including, but not limited to, the European Economic Community), any subdivision, agency, commission or authority thereof, or any quasi-governmental, self-regulatory or private body exercising any regulatory or taxing authority thereunder including but not limited to the Securities and Exchange Commission.

“Request For Proposal” shall have the meaning set forth in Section 4.9(a).

“Separate Account(s)” means all investments made by CCA and its Subsidiaries (or any of them) on behalf of individual Advisory Clients pursuant to Investment Advisory Contracts.

“SMUs” means the 304,698 Special Membership Units in CMI currently owned by CRC.

“Subordination Agreement” means the Subordination Agreement to be entered into by and among Primo, Carter, Fargo, CCA and CCA’s lenders, in the form of Exhibit D.

“Subsidiary” of a Person means any general or limited partnership, joint venture, limited liability company, corporation or other entity of which such Person owns, whether existing or hereafter acquired, directly or indirectly through one or more intermediaries, more than fifty percent (50%) of the outstanding securities or ownership interests of any class or classes ordinarily entitled, in the absence of contingencies, to elect a majority of the corporate directors or managers (or persons performing similar functions). “Subsidiaries” shall have the plural meaning of the preceding. Notwithstanding the foregoing, Capri Funds and Separate Accounts shall not be deemed to be Subsidiaries of CCA or its Subsidiaries.

“Termination of Investment Agreement” shall have the meaning set forth in Section 2.9.

“Transaction Documents” means this Agreement and all other instruments, agreements and documents executed and delivered in connection therewith (including those referred to in Article III).

“Transactions” shall have the meaning set forth in the Article II.

“Transfer” means to, directly or indirectly, offer to sell, sell, contract to sell, assign, pledge, grant any option to purchase, make any short sale, exchange, encumber or otherwise dispose of.

“Trilogy Agreements” shall mean that certain Acquisition Agreement, dated as of February 28, 2006, by and between CCA and CMI, and all other instruments, agreements and documents executed and delivered in connection therewith.

“TRS” shall mean the Teachers’ Retirement System of the State of Illinois.

“TRS Agreement” shall mean that certain Investment Management Agreement, dated as of March 28, 2003, by and between CCA and TRS.

“TRS Promote Amount” shall have the meaning set forth in Section 4.1(f).

“TRS Statement” shall have the meaning set forth in Section 4.1(f).

II

TRANSACTION STRUCTURE

The parties agree that, at the Closing, the following transactions (collectively, the “Transactions”) shall occur in the following order:

A                 CPC Stock Purchase. Primo shall purchase all of the capital stock of CPC owned by Carter (the “Carter CPC Stock”) for $7,350.00 (the “Carter CPC Stock Payment”) in cash and all of the capital stock of CPC owned by Fargo (the “Fargo CPC Stock”) for $1,633.33 (the “Fargo CPC Stock Payment”) in cash.

B                 Payment of CRH Note. CCA shall pay in full to CMI all amounts owing to CMI pursuant to the CRH Note as of the Closing Date, by wire transfer of immediately available funds to the account designated in Schedule II.

C                 Purchase of Carter CSI II Interest. Primo shall purchase all of Carter’s membership interests in CSI II (the “CSI II Membership Interest”) for an amount, in cash, equal to $387,360 (the “CSI II Payment”).

D                 Partial Redemption of CRC and CRH. CCA shall redeem 60% of CRC’s and CRH’s membership interests in CCA in exchange for the following:

Cash in an amount equal to $9.7 million;

A promissory note, in the form attached hereto as Exhibit G (the “Carter Note”) from CCA payable to the Carter Trust in the amount of $5,000,000;

A promissory note, in the form attached hereto as Exhibit S (the “Fargo Note”) from CCA payable to Fargo in the amount of $1,600,000;

A promissory note, in the form attached hereto as Exhibit T (the “Primo Note”) from CCA payable to Primo in the amount of $1,900,000 (which shall not be distributed to CRC and/or CRH until immediately after the redemption of Carter and Fargo described in Sections 2.6 and 2.8, respectively);

All of CCA’s rights (the “CUC Interest”) to receive capital, preferred returns and promotes in CUC with respect to any investments made by CCA (other than with funds provided by CMI for such investments pursuant to Section 6.7 of the Investment Agreement) in CUC prior to the Closing Date;

The Carter LACERA Right;

The Carter CAF Right;

The portions of CCA’s right, title and interest in CAF III (the “CAF III Interest”), as described more fully in the Carter CAF III Assignment, the Fargo CAF III Assignment and the Primo CAF III Assignment;

The Fargo LACERA Right; and

The Fargo CAF Right.

.              Subject to Section 2.5 below, the foregoing items shall be distributed to CRC and CRH in proportion to their ownership interests in CCA (taking into account the sale by Carter and Fargo of their stock in CPC to Primo). For the convenience of the parties, CRH and CRC hereby direct that title to the items described be vested in the name of CRC, the Carter Trust, Primo and Fargo, as applicable.

E                 Redemption of CRC. CRH shall redeem 60% of CRC's membership interests in CRH in exchange for CRH's proportionate share of the items distributed to CRH pursuant to Section 2.4 above.

F                 Redemption and Acquisition of Carter Interests. CRC and/or CCA shall redeem and/or purchase all of Carter’s membership interests in CRC in exchange for the following:

Cash (the “Carter Cash”) in an amount equal to $6,946,454.00;

The Carter Note;

The Carter SMUs;

The CUC Interest;

The Carter LACERA Right;

The Carter CAF Right; and

The portion of the CAF III Interest described in the Carter CAF III Assignment.

Carter hereby directs title to each of the foregoing items to be vested in the name of the Carter Trust. Notwithstanding the foregoing, such items shall be deemed to have been paid or distributed to Carter and, in turn, assigned by Carter to the Carter Trust.

G                 Carter Resignation. Carter will resign as an officer and manager of all of the Capri Entities and from all committees (including any investment committees) thereof immediately prior to the Closing.

H                 Redemption of Fargo. CRC shall redeem all of Fargo’s membership interests in CRC in exchange for the following:

Cash (the “Fargo Cash”) in an amount equal to $1,740,034.67;

The Fargo Note;

The Fargo SMUs;

The Fargo LACERA Right;

The Fargo CAF Right; and

The portion of the CAF III Interest described in the Fargo CAF III Assignment.

I                 Payment of Termination Fee. In exchange for CMI agreeing to terminate the Investment Agreement (other than the Excluded Provisions) and the Investment Agreement Documents pursuant to the Termination of Investment Agreement in the form of Exhibit F (the “Termination of Investment Agreement”), CCA shall (a) pay to CMI $6,000,000 in cash (the “CMI Cash”), and (b) transfer to CMI the CUC Assets.

III

CLOSING

A                 Closing. The closing of the Transactions (the “Closing”) shall take place at 10:00 A.M., Chicago time, on August 31, 2006 (the “Closing Date”), at the offices of Sonnenschein Nath & Rosenthal LLP, Chicago, Illinois or at such other time or place as the parties hereto shall agree in writing. The Closing shall be deemed effective at the close of business on the date of the Closing.

B              CCA’s Deliveries. At the Closing, simultaneous with the deliveries of the other parties hereunder, CCA shall deliver all of the following documents, certificates and instruments:

To Carter:

i            the Carter Cash (increased by the Carter CPC Payment and the Carter CSI-II Payment, which Primo hereby directs CCA to pay at Primo’s direction), by wire transfer of immediately available funds to the account designated in Schedule III;

ii	the Carter Note, duly executed by CCA;
iii	the Carter Security Agreement, duly executed by CCA;

iv             the Subordination Agreement, duly executed by CCA and CCA’s lenders;

v              an assignment of membership interest, in the form attached hereto as Exhibit H (the “CUC/Carter Assignment”), assigning to Carter all of CCA's right, title and interest in the CUC Interest, duly executed by CCA;

vi             an assignment of a portion of CCA’s interest in CAF III, in the form attached hereto as Exhibit V (the “Carter CAF III Assignment”), duly executed by CCA;

vii            an amendment to the limited partnership interest of CAF III admitting the Carter Trust, Fargo and Primo as limited partners as contemplated by the Carter CAF III Assignment, the Fargo CAF III assignment and the Primo CAF III Assignment, in the form attached hereto as Exhibit W (the “CAF III Amendment”), duly executed by CCA;

viii           the Termination of Investment Agreement, duly executed by CRC and CRH; and

ix             a legal opinion of counsel to CCA and Primo in a form reasonably acceptable to Carter (it being agreed that the form accepted by CCA’s lenders shall be deemed to be acceptable to Carter) opining as to the enforceability of the Carter Note, the Carter Security Agreement, the Subordination Agreement and the Primo Guaranty;

To Fargo:

x            the Fargo Cash (increased by the Fargo CPC Payment, which Primo hereby directs CCA to pay at Primo’s direction), by wire transfer of immediately available funds to the account designated in Schedule IV;

xi	the Fargo Note, duly executed by CCA;
xii	the Fargo Security Agreement, duly executed by CCA;

xiii           an assignment of a portion of CCA’s interest in CAF III, in the form attached hereto as Exhibit X (the “Fargo CAF III Assignment”), duly executed by CCA;

xiv	the CAF III Amendment, duly executed by CCA; and

xv            the Subordination Agreement, duly executed by CCA and CCA’s lenders;

To CMI:

xvi         the CMI Cash, by wire transfer of immediately available funds to the account designated in Schedule II;

xvii	the Assignment of CUC Assets;

xviii         the certificates representing the SMUs duly endorsed for transfer to the Carter Trust and Fargo; and

xix           the Termination of Investment Agreement, duly executed by CRC and CRH;

To CRC, the Primo Note; and

To the Capri Parties (other than CCA) and CMI, the Mutual Release, duly executed by CCA and each of the other Capri Entities.

C                 Deliveries by CRC. At the Closing, simultaneous with the deliveries of the other parties hereunder, CRC shall deliver all of the following documents, certificates and instruments:

To CCA, an assignment of membership interest, in the form attached hereto as Exhibit J (the “CCA/CRC Assignment”), assigning to CCA 60% of CRC's right, title and interest in CCA, duly executed by CRC; and

To CRH, an assignment of membership interest, in the form attached hereto as Exhibit K (the “CRH/CRC Assignment”), assigning to CRH 60% of CRC's right, title and interest in CRH, duly executed by CRC.

D                 Deliveries by CRH. At the Closing, simultaneous with the deliveries of the other parties hereunder, CRH shall deliver to CCA an assignment of membership interest, in the form attached hereto as Exhibit L (the “CCA/CRH Assignment”), assigning to CCA 60% of CRH's right, title and interest in CCA, duly executed by CRH.

E              Primo’s Deliveries. At the Closing, simultaneous with the deliveries of the other parties hereunder, Primo shall deliver all of the following documents, certificates and instruments:

To Carter:

i            the CAF III Amendment, duly executed by Primo;

ii	the Carter Guaranty, duly executed by Primo;
iii	the Carter Promotes Guaranty, duly executed by Primo;
iv	the Subordination Agreement, duly executed by Primo; and

v            the Termination of Investment Agreement, duly executed by Primo;

To Fargo:

vi	the CAF III Amendment, duly executed by Primo;
vii	the Subordination Agreement, duly executed by Primo; and

viii          the Termination of Investment Agreement, duly executed by Primo;

To the Capri Parties (other than Primo), the joint unanimous consent of the directors of CPC, the managers of CCA, the managers of CRH and the managers of CRC approving the execution and delivery of this Agreement and the Transaction Documents by the Capri Entities and their performance of the transactions contemplated hereby, in the form attached hereto as Exhibit M (the “Joint Consent”), duly executed by Primo;

To the Capri Parties (other than Primo) and CMI, the Mutual Release, duly executed by Primo; and

To CMI, the Termination of Investment Agreement, duly executed by Primo.

F              Carter’s Deliveries. At the Closing, simultaneous with the deliveries of the other parties hereunder, Carter shall deliver all of the following documents, certificates and instruments:

To Primo:

i              a certificate or certificates representing the Carter CPC Stock, duly endorsed for transfer or accompanied by duly executed stock powers;

ii              an assignment of membership interest, in the form attached hereto as Exhibit N (the “Carter CSI II Assignment”), assigning to Primo all of Carter's right, title and interest in the CSI II Membership Interest, duly executed by Carter;

iii	the CAF III Amendment, duly executed by the Carter Trust;
iv	the Subordination Agreement, duly executed by Carter; and

v              the Termination of Investment Agreement, duly executed by Carter;

To Fargo:

vi	the CAF III Amendment, duly executed by the Carter Trust;
vii	the Subordination Agreement, duly executed by Carter; and

viii           the Termination of Investment Agreement, duly executed by Carter;

To the Capri Entities:

ix	the Joint Consent, duly executed by Carter;

x              a resignation, in the form attached hereto as Exhibit O (the “Carter Resignation”), duly executed by Carter;

To CCA:

xi             the CAF III Amendment, duly executed by the Carter Trust; and

xii            the Subordination Agreement, duly executed by the Carter Trust;

To CRC, an assignment of membership interest, in the form attached hereto as Exhibit P (the “CRC/Carter Assignment”), assigning to CRC all of Carter's right, title and interest in his membership interests in CRC, duly executed by Carter;

To the Capri Parties (other than Carter) and CMI, the Mutual Release, duly executed by Carter; and

To CMI, the Termination of Investment Agreement, duly executed by Carter.

G              Fargo’s Deliveries. At the Closing, simultaneous with the deliveries of the other parties hereunder, Fargo shall deliver all of the following documents, certificates and instruments:

To Primo:

i              a certificate or certificates representing the Fargo CPC Stock, duly endorsed for transfer or accompanied by duly executed stock powers with all requisite state and federal transfer stamps affixed thereto;

ii	the CAF III Amendment, duly executed by Fargo;
iii	the Subordination Agreement, duly executed by Fargo; and

iv             the Termination of Investment Agreement, duly executed by Fargo;

To Carter:

v              the CAF III Amendment, duly executed by Fargo;

vi	the Subordination Agreement, duly executed by Fargo; and

vii            the Termination of Investment Agreement, duly executed by Fargo;

To the Capri Entities, the Joint Consent, duly executed by Fargo;

To CCA:

viii	the CAF III Amendment, duly executed by Fargo; and
ix	the Subordination Agreement, duly executed by Fargo;

To CRC, an assignment of membership interest, in the form attached hereto as Exhibit Q (the “CRC/Fargo Assignment”), assigning to CRC all of Fargo's right, title and interest in his membership interests in CRC, duly executed by Fargo;

To the Capri Parties (other than Fargo) and CMI, the Mutual Release, duly executed by Fargo; and

To CMI, the Termination of Investment Agreement, duly executed by Fargo.

H              CMI’s Deliveries. At the Closing, simultaneous with the deliveries of the other parties hereunder, CMI shall deliver all of the following documents, certificates and instruments:

To CCA, A payoff letter, in the form attached hereto as Exhibit R, setting forth, as of the Closing Date, the amount of principal and interest necessary to pay in full the CRH Note, duly executed by CMI;

To each of the Capri Parties,

i              the Termination of Investment Agreement, duly executed by CMI; and

ii	the Mutual Release, duly executed by CMI;

To Carter, a certificate representing the Carter SMUs standing in the name of the Carter Trust; and

To Fargo, a certificate representing the Fargo SMUs standing in the name of Fargo.

IV

COVENANTS AND OTHER AGREEMENTS

A	Promotes.

Effective at the Closing, that certain Amended and Restated Buy-Sell Agreement, dated as of July 25, 2005, by and among CRC, CRH, CPC, Carter, Fargo and Primo is hereby terminated and no party thereto shall have any further rights or obligations pursuant thereto. In addition, after the Closing, Carter shall have no obligation to make any capital contributions with respect to any Capri Funds or Separate Accounts (or any other funds or accounts in which CCA or any Affiliate thereof owns a direct or indirect ownership interest); it being agreed that, at the Closing, CUC shall cease to be a Capri Fund or Separate Account. Except as provided below in this Section 4.1, after the Closing, neither CMI nor Carter shall be entitled to receive any returns of capital, returns on capital or Promotes payable to, or received by, CCA or any other Capri Entity with respect to any Capri Funds or Separate Accounts; it being agreed that, at the Closing, CUC shall cease to be a Capri Fund or Separate Account.

If, at any time (and from time to time) after the Closing, CCA receives any incentive fees pursuant to the paragraph entitled “Incentive Fee” on Exhibit C of the LACERA Agreement and which relate to Baldwin Hills Crenshaw Plaza or The Royal Equestrian properties (collectively, the “LACERA Properties”), then CCA shall deliver to the Carter Trust, no later than ten (10) days after any such incentive fees are received by CCA, an amount (the “Carter LACERA Amount”) equal to forty-five percent (45%) of such incentive fees so received after the deduction described below. The right of the Carter Trust to receive the Carter LACERA Amount from CCA pursuant to this Section 4.1(b) is hereinafter referred to as the “Carter LACERA Right.” CCA shall have the right to deduct from each payment owing to the Carter Trust pursuant to this Section 4.1(b) an amount equal to Carter's Pro Rata Share of any bonuses paid by CCA to its employees (other than Primo and/or Fargo) associated with the LACERA Properties (provided in no event shall such deduction exceed 10% of the payment that the Carter Trust would otherwise receive pursuant to this Section 4.1(b) if no amount was deducted for the payment of any such bonus). Except as expressly set forth above in this Section 4.1(b), CCA shall not offset, deduct from or otherwise reduce any amounts owing to the Carter Trust under this Section 4.1(b). CCA hereby grants to the Carter Trust a continuing security interest in the Carter LACERA Right to secure CCA’s obligations pursuant to this Section 4.1(b). CCA hereby agrees that it shall not assign, transfer, modify or amend the Carter LACERA Right or otherwise pledge of encumber the Carter LACERA Right without the prior written consent of the Carter Trust, which may be withheld in its sole discretion. Upon request of the Carter Trust, CCA shall execute such financing statements and other documents and do such other acts and things, all as the Carter Trust may from time to time request, to establish and maintain a valid security interest in the Carter LACERA Right (free of all other liens and claims whatsoever) to secure CCA’s obligations pursuant to this Section 4.1(b).

If, at any time (and from time to time) after the Closing, CCA receives any amount paid pursuant to (i) Articles V and X of that certain Agreement of Limited Partnership, dated as of November 1, 1993, of Capital Associates Institutional Fund L.P., a Delaware limited partnership (the “CAF I Agreement”), or (ii) Articles V and X of that certain Amended and Restated Agreement of Limited Partnership, dated as of June 15, 1997, of Capital Associates Apartment Fund L.P., a Delaware limited partnership (the “CAF II Agreement”), then CCA shall deliver to the Carter Trust, no later than ten (10) days after any such amounts are received by CCA, an amount (the “Carter CAF Amount”) equal to (A) forty-five percent (45%) of all such amounts received (other than any amounts received pursuant to Section 5.1(b) of the CAF I Agreement or Section 5.1(b) of the CAF II Agreement), and (B) forty-five percent (45%) of fifty-one percent

(51%) of all such amounts received pursuant to Section 5.1(b) of the CAF I Agreement or Section 5.1(b) of the CAF II Agreement, in each case after the deduction described below. The right of the Carter Trust to receive the Carter CAF Amount from CCA pursuant to this Section 4.1(c) is hereinafter referred to as the “Carter CAF Right.” CCA shall have the right to deduct from each payment owing to the Carter Trust pursuant to clause (B) of this Section 4.1(c) an amount equal to Carter's Pro Rata Share of any bonuses paid by CCA to its employees (other than Primo and/or Fargo) associated with CAF I or CAF II (provided in no event shall such deduction exceed 10% of the payment that the Carter Trust would otherwise receive pursuant to clause (B) of this Section 4.1(c) if no amount was deducted for the payment of any such bonus). Except as expressly set forth above in this Section 4.1(c), CCA shall not offset, deduct from or otherwise reduce any amounts owing to the Carter Trust under this Section 4.1(c). CCA hereby grants to the Carter Trust a continuing security interest in the Carter CAF Right to secure CCA’s obligations pursuant to this Section 4.1(c). CCA hereby agrees that it shall not assign, transfer, modify or amend the Carter CAF Right or otherwise pledge of encumber the Carter CAF Right without the prior written consent of the Carter Trust, which may be withheld in its sole discretion. Upon request of the Carter Trust, CCA shall execute such financing statements and other documents and do such other acts and things, all as the Carter Trust may from time to time request, to establish and maintain a valid security interest in the Carter CAF Right (free of all other liens and claims whatsoever) to secure CCA’s obligations pursuant to this Section 4.1(c).

If, at any time (and from time to time) after the Closing, CCA receives any incentive fees pursuant to paragraph entitled “Incentive Fee” on Exhibit C of the LACERA Agreement and which relate to the LACERA Properties, then CCA shall deliver to Fargo, no later than ten (10) days after any such incentive fees are received by CCA, an amount (the “Fargo LACERA Amount”) equal to ten percent (10%) of such fees or other amounts so received after the deduction described below. The right of Fargo to receive the Fargo LACERA Amount from CCA pursuant to this Section 4.1(d) is hereinafter referred to as the “Fargo LACERA Right.” CCA shall have the right to deduct from each payment owing to Fargo pursuant to this Section 4.1(d) an amount equal to Fargo's Pro Rata Share of any bonuses paid by CCA to its employees (other than Primo and/or Fargo) associated with the LACERA Properties (provided in no event shall such deduction exceed 10% of the payment that Fargo would otherwise receive pursuant to this Section 4.1(d) if no amount was deducted for the payment of any such bonus). Except as expressly set forth above in this Section 4.1(d), CCA shall not offset, deduct from or otherwise reduce any amounts owing to Fargo under this Section 4.1(d). CCA hereby agrees that it shall not assign, transfer, modify or amend the Fargo LACERA Right or otherwise pledge of encumber the Fargo LACERA Right without the prior written consent of Fargo, which may be withheld in his sole discretion.

If, at any time (and from time to time) after the Closing, CCA receives any amount paid pursuant to (i) Articles V and X of the CAF I Agreement, or (ii) Articles V and X of the CAF II Agreement, then CCA shall deliver to Fargo, no later than ten (10) days after any such amounts are received by CCA, an amount (the “Fargo CAF Amount”) equal to (A) ten percent (10%) of all such amounts received (other than any amounts received pursuant to Section 5.1(b) of the CAF I Agreement or Section 5.1(b) of

the CAF II Agreement), and (B) ten percent (10%) of fifty-one percent (51%) of all such amounts received pursuant to Section 5.1(b) of the CAF I Agreement or Section 5.1(b) of the CAF II Agreement, in each case after the deduction described below. The right of Fargo to receive the Fargo CAF Amount from CCA pursuant to this Section 4.1(e) is hereinafter referred to as the “Fargo CAF Right.” CCA shall have the right to deduct from each payment owing to Fargo pursuant to clause (B) of this Section 4.1(e) an amount equal to Fargo’s Pro Rata Share of any bonuses paid by CCA to its employees (other than Primo and/or Fargo) associated with CAF I, CAF II or CAF III (provided in no event shall such deduction exceed 10% of the payment that Fargo would otherwise receive pursuant to clause (B) of this Section 4.1(e) if no amount was deducted for the payment of any such bonus). Except as expressly set forth above in this Section 4.1(e), CCA shall not offset, deduct from or otherwise reduce any amounts owing to Fargo under this Section 4.1(e). CCA hereby agrees that it shall not assign, transfer, modify or amend the Fargo CAF Right or otherwise pledge of encumber the Fargo CAF Right without the prior written consent of Fargo, which may be withheld in his sole discretion.

Within thirty (30) days after the date (the “Measurement Date”) that CCA receives all Incentive Fees (as set out in Section (c) of Exhibit C to the TRS Agreement) from the sale of the last asset currently owned by, or for the benefit of, TRS which was acquired pursuant to the TRS Agreement on or prior to the Closing Date, Primo shall deliver to Carter a statement in the form described below (the “TRS Statement”). The TRS Statement shall detail (i) the amount (the “TRS Promote Amount”) of all Incentive Fees (as set out in Section (c) of Exhibit C to the TRS Agreement) paid to CCA during the period (the “Measurement Period”) commencing on the Closing Date and ending on the Measurement Date, (ii) the amount (the “CCA Measurement Period Revenues”) of all of the gross revenues (including, without limitation, all Incentive Fees (as set out in Section (c) of Exhibit C to the TRS Agreement)), determined in accordance with GAAP, of CCA during the Measurement Period, (iii) the amount (the “Primo Distributions”) which would have been distributed to Primo by CCA in his capacity as a Class A Member of CCA (other than Tax Distributions at the rate of 40% of all income allocated to Primo in such capacity) during the Measurement Period if CCA’s lenders did not prohibit such distributions or require the funding of any debt service reserve fund, and (iv) the amount (the “Carter TRS Payment”) calculated by multiplying fifty percent (50%) of the Primo Distributions by a fraction, the numerator of which is the TRS Promote Amount and the denominator of which is the CCA Measurement Period Revenues. Primo shall pay to the Carter Trust an amount equal to the Carter TRS Payment by paying to the Carter Trust twenty-five percent (25%) of all amounts which are actually distributed to Primo by CCA in his capacity as a Class A Member of CCA after the Measurement Date until the full Carter TRS Payment has been paid to the Carter Trust, provided that upon a sale by CCA of all or substantially all of its assets or a sale by Primo of all of his membership interests in CCA, all unpaid amounts of the Carter TRS Payment shall immediately become due and payable.

B                 Capri Name. CMI agrees that, from and after the Closing Date, neither CMI nor its Affiliates shall use the “Capri” name, and CMI shall cause CUC to change its name to a name that does not include “Capri”.

C                 Non-Disparagement. Each of the Capri Parties and CMI agree on such party's own behalf that such party will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or impugn the business reputation of, or otherwise make derogatory or detrimental statements concerning or relating to the business reputation of, any other party to this Agreement and/or any Affiliate thereof. Notwithstanding the foregoing, nothing in this Agreement shall preclude any of such Persons from making truthful statements or disclosures that are required by applicable law, regulation or legal process.

D                 Certain Carter Rights. The Capri Entities will continue to maintain, for at least five (5) years after the Closing Date, any commercial general liability insurance and/or D&O liability insurance which they currently maintain which covers Carter for any acts or omissions prior to the date of the Closing. Carter will have access and use of the Capri investment track record from 1992 through the Closing Date. Additionally, Carter may use the Capri name only in the context of presenting his investment track record to third parties.

E                 Payroll Services Agreement. The parties agree that the Payroll Services Agreement shall remain in full force and effect through December 31, 2006, at which time it shall automatically terminate without any further action of the parties thereto and neither party shall have any further obligation thereunder other than with respect to the obligations thereunder, which expressly survive the termination of the Payroll Services Agreement.

F                 Tax Returns. As far in advance as possible before (but not less than fifteen (15) days prior to) the filing by or on behalf of any of the Capri Entities of any federal, state or local tax returns that includes reporting of any of the Transactions, CCA shall cause true, correct and complete copies of such tax returns to be delivered to Carter for his review, comment and approval, such approval not to be unreasonably withheld, conditioned or delayed.

G                 Right to Inspect Books and Records. Following the Closing, Carter shall have the right, during normal business hours and upon reasonable prior written notice to CCA, to review, inspect and copy, at the expense of Carter, any and all books, records and other materials of the Capri Entities and their Subsidiaries that relate to the period on and prior to the Closing Date, but only to the extent needed by Carter to defend any audit, claim, investigation or litigation or to enforce or otherwise exercise the provisions of this Agreement or as otherwise reasonably needed by Carter.

H                 Indemnification Pursuant to Operating Agreement. From the date hereof until the fifth anniversary of the date hereof, CCA shall continue, in accordance with the terms of its operating agreement as in effect on the date hereof, to indemnify all past and present members, managers and officers of CCA (collectively, the “CCA Indemnified Persons”) and shall indemnify all of the CCA Indemnified Persons in all cases to the maximum extent permitted by Delaware law.

I                 Certain Financings.

If during a period of two years from the date hereof, CCA or any investment adviser that is an affiliate of CCA or Primo (collectively referred to as “CCA Financee”)

seeks any mortgage loan or mezzanine loan financing (a “Proposed Financing”) in connection with any Capri Fund or Separate Account managed or advised by any CCA Financee (a “Fund”) other than a Proposed Financing to be made by a Fund, then CCA shall:

i              provide written notice (a “Request For Proposal”) to CharterMac Mortgage Capital Corp. (“CMCC”), such notice to be sent in accordance with Section 11.7 but directed to Bill Hyman and Patti Saylor, in each case at CharterMac Mortgage Capital, 625 Madison Ave, NY 10022, with respect to the Proposed Financing;

ii              provide to CMCC a description of the material terms of such Proposed Financing; and

iii             provide to CMCC a copy of the materials (inclusive of any additional materials requested by any prospective financing source which are sent to such prospective financing sources prior to the Proposal Deadline) sent to others who are being requested to make proposals with respect to the Proposed Financing, it being understood that nothing contained in this Section 4.9 shall prohibit a CCA Financee from seeking proposals to provide any Proposed Financing from such financing sources as each CCA financee determines in its sole discretion.

If CMCC makes a proposal with respect to the Proposed Financing on or prior to the Proposal Deadline (as defined below), CCA shall, or shall cause the applicable CCA Financee to, accept such proposal unless the CCA Financee determines, in its fiduciary capacity, that the terms of such proposal are less favorable (taking into account both the financial terms of the proposal and the non-financial terms of the proposal, such as the covenants) to the Fund than an alternative proposal submitted to the applicable CCA Financee by another party. The “Proposal Deadline” shall be five (5) Business Days (or such longer or shorter period as is stated in the Request for Proposal sent to all prospective financing sources or otherwise offered to any other prospective financing source for the delivery of its initial proposal in response to the Request for Proposal, in any such case due to the timing of the particular transaction) after the delivery of a Request for Proposal.

If (i) a CCA Financee accepts a proposal from CMCC pursuant to clause (b) above, (ii) such CCA Financee has negotiated with CMCC in good faith with respect to definitive documentation with respect to the accepted proposal, and (iii) such CCA Financee and CMCC are unable to agree on the terms of such definitive documentation, then the applicable CCA Financee may seek the Proposed Financing from a party other than CMCC.

If the CCA Financee determines that an alternative proposal is more favorable to a Fund than a proposal which was timely submitted by CMCC, then the CCA Financee shall provide to CMCC written notice setting for the reasons for such determination, but shall have no obligation to consider, review or accept any counter-offer, rebuttal or change in terms by CMCC with respect to the Proposed Financing.

CMCC agrees that the determination of the CCA Financee as to whether, in accordance with clause (b) above, the CCMC proposal is less favorable than an alternative proposal, shall, in the absence of bad faith, be binding and conclusive.

J                 CUC Interest. CMI hereby agrees that it shall, or shall cause CUCA to, pay to the Carter Trust any amounts actually received by CMI or CUCA (or any designee or successor-in-interest thereto) with respect to the CUC Interest. CMI further agrees to pay, or to cause CUCA to pay, such amount within ten (10) days after its receipt thereof. CMI shall not, and shall cause CUCA not to, offset, deduct from or otherwise reduce any amounts owing to the Carter Trust under this Section 4.10, provided that CMI or CUCA may offset, deduct from or otherwise reduce any such amounts owing to the Carter Trust for or on account of (i) any tax withheld and to be paid to any taxing authority to the extent required by any applicable law, or (ii) any payment, indemnification, clawback or other form of contribution that is required to be made by CMI or CUCA to any person and that is attributable to the CUC Interest.

K                 LaSalle Financing Statements. Primo and CCA, jointly and severally, agree to cause the UCC-1 Financing Statements perfecting the liens being granted to LaSalle Bank National Association on the Closing Date to be filed with the appropriate governmental entities on the Closing Date and to deliver evidence of such filings to the Carter Trust promptly after their receipt thereof.

V

REPRESENTATIONS AND WARRANTIES OF THE CAPRI ENTITIES

The Capri Entities, jointly and severally, represent and warrant to the other parties hereto as follows:

A                 Existence and Power. Each of CCA, CRC and CRH is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. CPC is a corporation organized, validly existing and in good standing under the laws of the State of Illinois. Each of CCA, CRC and CRH has all limited liability company powers, and CPC has all corporate powers, in each case required to carry on its business as now conducted and to perform its obligations under this Agreement and the other Transaction Documents to which it is a party.

B                 Authorization. The execution, delivery and performance by each of the Capri Entities of this Agreement and the Transaction Documents to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized, and no additional action is required for the approval of this Agreement and the Transaction Documents to which it is a party. This Agreement and the Transaction Documents to which each of the Capri Entities is a party, have been duly executed and delivered and constitute valid and binding agreements of each such Capri Entity, enforceable against each such Capri Entity in accordance with their terms, except as may be limited by bankruptcy, reorganization, insolvency, moratorium and similar laws of general application relating to affecting the enforcement of rights of creditors and except that enforceability of their obligations thereunder are subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

C                 Non-Contravention. Except as set forth on Schedule 5.3, the execution, delivery and performance by each of the Capri Entities of this Agreement and the Transaction Documents to which it is a party, and the consummation by each of the Capri Entities of the transactions contemplated hereby do not and will not: (a) contravene or conflict with the Organizational Documents of such Capri Entity; (b) contravene or conflict with or constitute a material violation of any material provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to such Capri Entity, which contravention, conflict or violation would have a Material Adverse Effect on such Capri Entity, or contravene or conflict with, or constitute a breach of, or require any consent under, any material agreement to which any Capri Entity is a Party; or (c) require any action by or respect of, or filing with any governmental body, agency, official or authority, which, individually or in the aggregate, would have a Material Adverse Effect on such Capri Entity.

D                 CUC Assets and Interest. CCA owns the CUC Assets and the CUC Interest, and has full right to transfer the CUC Assets and the CUC Interest to CMI and the Carter Trust, in each case free and clear of any Liens. Except as set forth in the CUC Assets Disclosure Letter, each of the representations and warranties set forth in Article IV of the Investment Agreement, to the extent relating to CUC Assets or the CUC Interest, are true and correct as of the date hereof, and each of the covenants set forth in Article VI of the Investment Agreement, to the extent relating to the CUC Assets or the CUC Interest, has been complied with.

E                 As-Is Acquisition. Except as otherwise provided in this Agreement, CRC is acquiring Carter's and Fargo's membership interests in CRC on an "AS-IS/WHERE-IS" and "WITH ALL FAULTS" basis without any representation or warranty of Carter or Fargo (or any other party), express, implied or statutory, as to the nature or condition of such interests or their fitness for CRC's intended use of the same. CRC is familiar with all of the Capri Entities and is relying solely upon, and has conducted, its own independent inspection, investigation and analysis of Carter's and Fargo's membership interests in CRC and the Capri Entities as it deems necessary or appropriate.

F                 Certain Interests. CRC owns a 51% membership interest in CCA and CRH owns the remaining 49% membership interest in CCA, in each case free and clear of any Liens (other than the CMI 49% option and Liens in favor of CMI). CRC owns a 99.9% membership interest in CRH, and CPC owns the remaining 0.1% membership interest in CRH. Each of the Capri Entities has the full right to undertake the transfers of its membership interests provided for under this Agreement.

VI

REPRESENTATIONS AND WARRANTIES OF CMI

CMI represents and warrants to the other parties hereto as follows:

A                 Existence and Power. CMI is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. CMI has all limited liability company powers required to carry on its business as now conducted and to perform its obligations under this Agreement and the other Transaction Documents to which it is a party.

B                 Authorization. The execution, delivery and performance by CMI of this Agreement and the Transaction Documents to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized, and no additional action is required for the approval of this Agreement and the Transaction Documents to which it is a party. This Agreement and the Transaction Documents to which CMI is a party, have been duly executed and delivered and constitute valid and binding agreements of CMI, enforceable against CMI in accordance with their terms, except as may be limited by bankruptcy, reorganization, insolvency, moratorium and similar laws of general application relating to or affecting the enforcement of rights of creditors and except that enforceability of their obligations thereunder are subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

C                 Non-Contravention. The execution, delivery and performance by CMI of this Agreement and the Transaction Documents to which it is a party, and the consummation by it of the transactions contemplated hereby do not and will not: (a) contravene or conflict with the Certificate of Formation or limited liability company agreement of CMI; (b) contravene or conflict with or constitute a material violation of any material provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to CMI, which contravention, conflict or violation would have a Material Adverse Effect on CMI, or contravene or conflict with, or constitute a breach of, or require any consent under, any material agreement to which CMI is a party; or (c) require any action by or respect of, or filing with any governmental body, agency, official or authority, which, individually or in the aggregate, would have a Material Adverse Effect on CMI.

D                 Termination of Investment Agreement. The rights and benefits of CMI under the Investment Agreement and the Investment Agreement Documents are free and clear of any Liens, and CMI has full right to terminate the Investment Agreement and the Investment Agreement Documents.

VII

REPRESENTATIONS AND WARRANTIES OF PRIMO

Primo represents and warrants to the other parties hereto as follows:

A                 Authorization. No additional action is required for the execution, delivery and performance by Primo of this Agreement and the Transaction Documents to which he is a party. This Agreement and the Transaction Documents to which Primo is a party, have been duly executed and delivered and constitute valid and binding agreements of Primo, enforceable against Primo in accordance with their terms, except as may be limited by bankruptcy, reorganization, insolvency, moratorium and similar laws of general application relating to or affecting the enforcement of rights of creditors and except that enforceability of their obligations thereunder are subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

B                 Non-Contravention. The execution, delivery and performance by Primo of this Agreement and the Transaction Documents to which he is a party, and the consummation by him of the transactions contemplated hereby do not and will not: (a) contravene or conflict with or constitute a material violation of any material provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Primo, which contravention, conflict or violation would have a Material Adverse Effect on Primo, or contravene or conflict with, or constitute a breach of, or require any consent under, any material agreement to which Primo is a party; or (b) require any action by or respect of, or filing with any governmental body, agency, official or authority, which, individually or in the aggregate, would have a Material Adverse Effect on Primo.

C                 As-Is Acquisition. Except as otherwise provided in this Agreement, Primo is purchasing the Carter CPC Stock and the Fargo CPC Stock on an "AS-IS/WHERE-IS" and "WITH ALL FAULTS" basis without any representation or warranty of Carter or Fargo (or any other party), express, implied or statutory, as to the nature or condition of such stock or its fitness for Primo's intended use of the same. Primo is familiar with all of the Capri Entities and is relying solely upon, and has conducted, his own independent inspection, investigation and analysis of the Carter CPC Stock and the Fargo CPC Stock and the Capri Entities as he deems necessary or appropriate.

D                 Sources and Uses. Schedule 7.4 contains a true and complete schedule of the sources and uses for the Transactions including amounts, if any, committed to be funded after the Closing.

VIII

REPRESENTATIONS AND WARRANTIES OF CARTER

Carter represents and warrants to the other parties hereto as follows:

A                 Authorization. No additional action is required for the execution, delivery and performance by Carter of this Agreement and the Transaction Documents to which he is a party. This Agreement and the Transaction Documents to which Carter is a party, have been duly executed and delivered and constitute valid and binding agreements of Carter, enforceable against Carter in accordance with their terms, except as may be limited by bankruptcy, reorganization, insolvency, moratorium and similar laws of general application relating to or affecting the enforcement of rights of creditors and except that enforceability of their obligations thereunder are subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

B                 Non-Contravention. The execution, delivery and performance by Carter of this Agreement and the Transaction Documents to which he is a party, and the consummation by him of the transactions contemplated hereby do not and will not: (a) contravene or conflict with or constitute a material violation of any material provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Carter, which contravention, conflict or violation would have a Material Adverse Effect on Carter, or contravene or conflict with, or constitute a breach of, or require any consent under, any material agreement to which Carter is a party; or (b) require any action by or respect of, or filing with any governmental body, agency, official or authority, which, individually or in the aggregate, would have a Material Adverse Effect on Carter.

C                 Certain Interests. Carter owns the Carter CPC Stock, and, subject to obtaining the consent of Primo and Fargo, has full right to transfer the Carter CPC Stock to Primo, free and clear of any Liens. Carter owns the CSI II Membership Interest, and, subject to obtaining the consent of Primo and Fargo, has full right to transfer the CSI II Membership Interest to Primo, free and clear of any Liens. Carter owns a 45% membership interest in CRC and, subject to obtaining the consent of Primo and Fargo, has full right to transfer such membership interest to CRC, free and clear of any Liens other than Liens in favor of CMI which will be released at the Closing.

IX

REPRESENTATIONS AND WARRANTIES OF FARGO

Fargo represents and warrants to the other parties hereto as follows:

A                 Authorization. No additional action is required for the execution, delivery and performance by Fargo of this Agreement and the Transaction Documents to which he is a party. This Agreement and the Transaction Documents to which Fargo is a party, have been duly executed and delivered and constitute valid and binding agreements of Fargo, enforceable against Fargo in accordance with their terms, except as may be limited by bankruptcy, reorganization, insolvency, moratorium and similar laws of general application relating to or affecting the enforcement of rights of creditors and except that enforceability of their obligations thereunder are subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

B                 Non-Contravention. The execution, delivery and performance by Fargo of this Agreement and the Transaction Documents to which he is a party, and the consummation by him of the transactions contemplated hereby do not and will not: (a) contravene or conflict with or constitute a material violation of any material provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Fargo, which contravention, conflict or violation would have a Material Adverse Effect on Fargo, or contravene or conflict with, or constitute a breach of, or require any consent under, any material agreement to which Fargo is a party; or (b) require any action by or respect of, or filing with any governmental body, agency, official or authority, which, individually or in the aggregate, would have a Material Adverse Effect on Fargo.

C                 Certain Interests. Fargo owns the Fargo CPC Stock, and, subject to obtaining the consent of Primo and Carter, has full right to transfer the Fargo CPC Stock to Primo, free and clear of any Liens. Fargo owns a 10% membership interest in CRC and, subject to obtaining the consent of Primo and Carter, has full right to transfer such membership interest to CRC, free and clear of any Liens other than Liens in favor of CMI which will be released at the Closing.

X

INDEMNIFICATION

A	Survival of Representations and Warranties.

All representations, warranties and agreements made by any of the Capri Parties in this Agreement or any of the other Transaction Documents or in any certificate delivered by any of the Capri Parties pursuant hereto or thereto, other than representations and warranties of the Capri Entities set forth in Sections 5.4, 5.5, 5.6, 7.3, 8.3 and 9.3, shall survive the Closing until June 30, 2007.

All representations and warranties made by the Capri Entities in Section 5.4 (other than the second sentence thereof), 5.5 and 5.6 shall survive the Closing indefinitely, notwithstanding any investigation conducted with respect thereto.

All representations and warranties made by the Capri Entities in the second sentence of Section 5.4 shall survive the Closing until the eighteen (18) month anniversary of the Closing.

All representations, warranties and agreements made by CMI in this Agreement or any of the other Transaction Documents or in any certificate delivered by CMI pursuant hereto or thereto other than representations and warranties set forth in Section 6.4 shall survive the Closing until June 30, 2007.

All representations and warranties made by CMI in Section 6.4 shall survive the Closing indefinitely, notwithstanding any investigation conducted with respect thereto.

All representations and warranties made by Carter, Primo and Fargo in Sections 7.3, 8.3 and 9.3 shall survive the Closing indefinitely, notwithstanding any investigation conducted with respect thereto.

B                 Indemnification by the Capri Principals. Each of the Capri Principals, severally (in proportion to their Pro Rata Shares), shall indemnify CMI against, and hold CMI harmless from, and shall reimburse CMI for, any loss, liability, claim, damage, expense (including, but not limited to, costs of investigation and defense and reasonable attorneys’ fees) or diminution of value (collectively, “Damages”) arising from or in connection with (a) any inaccuracy in any of the representations and warranties of any of the Capri Entities or Capri Principals in this Agreement or any of the other Transaction Documents or in any certificate delivered by any of the Capri Entities or Capri Principals pursuant hereto or thereto, or any actions, omissions or states of fact inconsistent with any such representation or warranty, provided, that no Capri Principal shall be liable pursuant to this Section 10.2 in respect of any such inaccuracy or inconsistency in the representations and warranties made, or any certificate delivered, solely by any other Capri Principal, and each Capri Principal shall be liable for the full Damages in respect of any such inaccuracy or inconsistency in the representations and warranties made by such Capri Principal, (b) any failure by any of the Capri Parties to perform or comply with any covenant or other agreement in this Agreement or any of the other Transaction Documents on its part to be performed, provided, that no Capri Principal shall be liable pursuant to this Section

10.2 in respect of any such failure to perform or comply with any such covenant or other agreement to be performed or complied with solely by any other Capri Principal, and each Capri Principal shall be liable for the full Damages in respect of any such failure to perform or comply with any such covenant or other agreement to be performed or complied with by such Capri Principal, (c) any third party claims (including actions by Regulatory Bodies) arising out of acts or omissions of CCA and/or its Subsidiaries prior to the Closing Date relating to CUC, other than any claims for accounts payable arising in the ordinary course of business by CUC and any liabilities reflected on the books and records of CUC and disclosed with specificity in the CUC Assets Disclosure Letter, or (d) any distributions made prior to the Closing Date in connection with the CUC Business that are required to be repaid by CMI, or any obligation to pay any shortfall resulting from distributions in connection with the CUC Business made prior to the Closing.

C                 Indemnification by CMI. CMI shall indemnify the Capri Parties against, and hold the Capri Parties harmless from, and shall reimburse the Capri Parties for, any Damages arising from or in connection with (a) any inaccuracy in any of the representations and warranties of CMI in this Agreement or any of the other Transaction Documents or in any certificate delivered by CMI pursuant hereto or thereto, or any actions, omissions or states of fact inconsistent with any such representation or warranty, (b) any failure by CMI to perform or comply with any covenant or other agreement in this Agreement or any of the other Transaction Documents on its part to be performed, or (c) any third party claims (including actions by Regulatory Bodies) relating to liabilities of CCA related to the CUC Business assumed by CUCA pursuant to the Assignment of CUC Assets.

D                 Threshold Amount – Capri Principals. The Capri Principals shall have no liability (for indemnification or otherwise) with respect to the matters described in Section 10.2(a) above until the total amount of all Damages with respect thereto exceeds $250,000 and then only for the amount by which such Damages exceed $250,000. The Capri Principals’ aggregate liability (for indemnification or otherwise) with respect to such matters will not exceed $3,000,000. Each Capri Principals’ aggregate liability (for indemnification or otherwise) with respect to such matters will not exceed such Capri Principal’s Pro Rata Share of $3,000,000. Notwithstanding the foregoing, this Section shall not apply to any liability which results from (a) any fraud on the part of the Capri Parties or their respective Affiliates (it being agreed that each Capri Principal shall be liable for all Damages with respect to any fraud committed by such Capri Principal), (b) any liabilities of CCA related to the CUC Business which accrued prior to the Closing and that are not assumed by CUCA pursuant to the Assignment of CUC Assets, or (c) any of the matters described in Section 10.2(b), (c) or (d).

E                 Threshold Amount – CMI. CMI shall have no liability (for indemnification or otherwise) with respect to the matters described in Section 10.3(a) above until the total amount of all Damages with respect thereto exceeds $250,000 and then only for the amount by which such Damages exceed $250,000. CMI’s liability (for indemnification or otherwise) with respect to such matters will not exceed $3,000,000. However, this Section shall not apply to any liability resulting from (a) any fraud on the part of CMI or its Affiliates (it being agreed that CMI shall be liable for all Damages with respect thereto), (b) any liabilities of CCA related to the CUC Business assumed by CUCA pursuant to the Assignment of CUC Assets, or (c) any of the matters described in Section 10.3(b) or (c).

F                 Procedure for Indemnification. Promptly after receipt by an indemnified party under Section 10.2 or 10.3 of notice of the commencement of any action for which indemnification is available, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under any such Section, give notice to the indemnifying party of the commencement thereof, but the failure so to notify the indemnifying party shall not relieve it of any liability that it may have to any indemnified party except to the extent the indemnifying party demonstrates that the defense of such action is prejudiced thereby. In case any such action shall be brought against an indemnified party and it shall give notice to the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such section for any fees of other counsel or any other expenses, in each case subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation and costs and expenses of legal counsel, if the indemnified party and the indemnifying party are both parties to the action and the indemnified party has been advised by counsel that there may be one or more defenses available to it and not available to the indemnifying party. If an indemnifying party assumes the defense of such an action, (a) no compromise or settlement thereof may be effected by the indemnifying party without the indemnified party’s consent (which shall not be unreasonably withheld, conditioned or delayed) unless (i) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party and (ii) the sole relief provided is monetary damages that are paid in full by the indemnifying party and (b) the indemnified party shall have no liability with respect to any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld, conditioned or delayed). If notice is given to an indemnifying party of the commencement of any action and it does not, within ten days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense thereof, the indemnifying party shall be bound by any determination made in such action or any compromise or settlement thereof effected by the indemnified party. Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that an action may adversely affect it or its affiliates other than as a result of monetary damages, such indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise or settle such action, with counsel reasonably acceptable to the indemnifying party but the indemnifying party shall not be bound by any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld, conditioned or delayed).

XI

MISCELLANEOUS

A	Amendment; Waiver.

This Agreement may not be amended except by an instrument in writing executed by each of the Capri Parties and CMI.

Any failure of any party to comply with any provision hereof may be waived by the party entitled to the benefit thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such provision shall not operate as a waiver of or estoppel with respect to any subsequent or other failure.

B                 Expenses. CCA shall pay, or reimburse each party hereto for, all costs and expenses, including, without limitation, fees and disbursements of counsel, advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby.

C                 Assignment; Parties in Interest. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations herein shall be assigned, except by operation of law by any party hereto without the prior written consent of the other parties, which consent may be withheld by any party in its sole discretion. The foregoing provisions shall not restrict or otherwise limit the right of the Carter Trust to Transfer the Carter Note, the Carter Security Agreement and/or the Carter Guaranty, in each case after providing CCA with no less than ten (10) Business Days’ prior written notice of any such Transfer. Nothing in this Agreement, express or implied, is intended to confer upon any third person or entity any rights or remedies of any nature whatsoever under this Agreement.

D                 Further Assurances. Each of the Capri Parties, on the one hand, and CMI, on the other hand, agrees that, from and after the date hereof, upon the reasonable request of the other and without further consideration, such party will, and will cause its Subsidiaries and Affiliates to, execute and deliver to the other such documents and further assurances and will take such other actions as the other may reasonably request in order to carry out the purpose and intention of this Agreement.

E                 Entire Agreement. This Agreement and the Schedules and Exhibits attached hereto (including without limitation the Transaction Documents) or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to the subject matter hereof and all earlier drafts of this Agreement or any Schedule or Exhibit hereto and all negotiations, conversations, correspondence or other communications relating to the transactions and agreements contemplated by this Agreement are hereby merged with and into this Agreement in such a way as to prevent any party to this Agreement from referring to such drafts, negotiations, conversations, correspondence or other communications in any subsequent dispute between any of the parties hereto. This Agreement and the Schedules and Exhibits attached hereto (including without limitation the Transaction Documents) supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof.

F                 Headings; References. The Article and Section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Unless the context otherwise requires, references in this Agreement to Sections, Articles, Schedules and Exhibits are references to Sections and Articles of, and Schedules and Exhibits to, this Agreement.

G                 Notices. All notices and other communications given or made pursuant hereto shall be in writing and delivered by hand or sent by registered or certified mail (postage prepaid, return receipt requested) or by nationally recognized overnight air courier service and shall be deemed to have been duly given or made as of the date delivered if delivered personally, or if mailed, on the third Business Day after mailing (on the first Business Day after mailing in the case of a nationally recognized overnight air courier service) to the parties at the following addresses:

If to any Capri Entity or Primo, to:

Capri Capital Advisors, LLC

875 North Michigan Avenue

Suite 3430

Chicago, Illinois 60611

Attention: Quintin E. Primo III

with a copy to:

Sonnenschein Nath & Rosenthal LLP

7800 Sears Tower

Chicago, Illinois 60606

Attention: Eric R. Decator, Esq.

If to CMI, to:

CM Investor LLC

c/o Charter Mac Corporation

625 Madison Avenue

New York, New York 10022

Attention: Alan P. Hirmes

with a copy to:

Proskauer Rose LLP

1585 Broadway

New York, New York 10036

Attention: Steven Fishman, Esq.

If to Carter, to:

Daryl J. Carter

4 Flagstone

Coto de Caza, California 92679

with a copy to:

Allen Matkins Leck Gamble Mallory & Natsis LLP

1900 Main Street, Fifth Floor

Irvine California 92614-7321

Attention: Paul D. O’Connor, Esq.

If to Fargo, to:

Brian C. Fargo

875 North Michigan Avenue

Suite 3430

Chicago, Illinois 60611

Any party may by notice given in accordance with this Section 11.7 to the other parties designate another address or Person for receipt of notices hereunder.

H                 Consent to Jurisdiction. EACH OF THE CAPRI PARTIES AND CMI ACKNOWLEDGES THAT CCA’S PRINCIPAL OFFICE IS LOCATED IN CHICAGO, ILLINOIS AND THAT CMI’S PRINCIPAL OFFICE IS LOCATED IN NEW YORK, NEW YORK AND THAT CCA AND/OR CMI MAY BE IRREPARABLY HARMED IF EITHER IS REQUIRED TO INSTITUTE OR DEFEND ANY ACTION IN ANY JURISDICTION OTHER THAN THE NORTHERN DISTRICT OF ILLINOIS, COOK COUNTY, ILLINOIS, THE SOUTHERN DISTRICT OF NEW YORK OR NEW YORK COUNTY, NEW YORK. THEREFORE, EACH OF THE CAPRI PARTIES AND CMI IRREVOCABLY AGREES THAT ANY SUIT, ACTION OR OTHER LEGAL PROCEEDING BY THE CAPRI PARTIES OR CMI RELATING TO THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS SHALL BE BROUGHT ONLY IN THE CIRCUIT COURT OF COOK COUNTY, IN THE NORTHERN DISTRICT OF ILLINOIS, IN THE CIRCUIT COURT OF NEW YORK COUNTY OR IN THE SOUTHERN DISTRICT OF NEW YORK. EACH OF THE CAPRI PARTIES AND CMI CONSENTS TO THE JURISDICTION OF EACH SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDINGS BY CMI AND WAIVES ANY OBJECTION WHICH IT MAY HAVE TO THE LAYING OF VENUE IN ANY SUCH SUIT, ACTION OR PROCEEDING IN EITHER SUCH COURT. EACH OF THE CAPRI PARTIES AND CMI AGREES TO JOIN CMI IN ANY PETITION FOR REMOVAL TO ANY SUCH COURT.

I                 Governing Law. This Agreement and the other Transaction Documents, and the rights and duties of the parties hereto, shall be construed and determined in accordance with the laws of the State of Illinois, without regard to conflicts of law doctrine.

J                 Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement. Original signatures hereto and to other Transaction Documents may be delivered by facsimile which shall be deemed originals.

K                 Severability. If any provision of this Agreement, or the application thereof, shall for any reason or to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall continue in full force and effect and in no way be affected, impaired or invalidated.

L                 Specific Performance. Each of the parties acknowledges that the subject matter of this Agreement is unique and that no adequate remedy at law would be available for breach of the obligations of any party or its Affiliates pursuant to this Agreement. Accordingly, each party shall be entitled to an appropriate decree of specific performance or other equitable remedies to enforce the obligations, with respect to any other party of this Agreement (without any bond or other security being required) and each such other party waives the defense in any action or proceeding brought to enforce the obligations of this Agreement that there exists an adequate remedy at law.

M                 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law, or in equity on such party, and the exercise of any one remedy shall not preclude the exercise of any other.

N                 Construction of Agreement. The parties have participated jointly in the drafting of this Agreement, and each party was represented by counsel in the negotiation of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

O                 No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

P                 Publicity. Except as required by law, and for disclosures to parties from whom consents are sought pursuant to this Agreement (but only to the extent reasonably required in connection with seeking such consent), no party to this Agreement shall make any public disclosure of the execution of this Agreement or of the terms hereof or actions or transactions contemplated hereby without the prior written consent of the other parties to such disclosure and the form thereof, which consent shall not be unreasonably withheld. The Capri Parties consent to (a) the filing by CharterMac with the SEC of a Form 8-K or other filings by CharterMac with the SEC, and (b) the issuance of a press release (so long as CCA is provided with a copy thereof at least two Business Days in advance of its issuance and the opportunity to comment thereon), in each case disclosing the execution of this Agreement and the transactions contemplated hereby, and CMI consents to the disclosure by the Capri Parties of information contained in any such press release, Form 8-K or other filings after the issuance thereof or filing thereof with the SEC.

Q                 Attorneys' Fees. If any proceeding is brought by any party hereto against any other party hereto, to enforce, or for the breach of, any of the provisions of this Agreement or any other Transaction Document, then the prevailing party shall be entitled in such proceeding to recover reasonable attorneys' and expert witness fees, together with the costs of such proceeding therein incurred.

[SIGNATURES FOLLOW]

                IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above written.

CAPRI PARTIES:

CAPRI REALTY HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ Quintin E. Primo III
Name:	Quintin E. Primo III
Title:	Chairman

CAPRI REALTY CAPITAL, LLC, a Delaware limited liability company

By:	/s/ Quintin E. Primo III
Name:	Quintin E. Primo III
Title:	Chairman

CAPRI CAPITAL ADVISORS, LLC, a Delaware limited liability company

By:	/s/ Quintin E. Primo III
Name:	Quintin E. Primo III
Title:	Chairman

CPC REALTY ADVISORS, INC., an Illinois corporation

By:	/s/ Quintin E. Primo III
Name:	Quintin E. Primo III
Title:	Chairman
/s/ Quintin E. Primo III

QUINTIN E. PRIMO III

/s/ Brian C. Fargo

BRIAN C. FARGO

/s/ Daryl J. Carter

DARYL J. CARTER

CMI:

CM INVESTOR LLC, a Delaware limited liability company

By:	CharterMac Corporation

By:	/s/ Alan Hirmes

Name:Alan Hirmes

Title: Chief Operating Officer

Schedule I

The Excluded Provisions

The Excluded Provisions consist of the following:

1.           All of the representations and warranties contained in Article IV which, pursuant to Section 8.1 of the Investment Agreement, survive beyond August __, 2006.

2.           Section 7.1(i)(iv)(F) of the Investment Agreement, except that such Section shall be amended to read, in its entirety, as provided below, it being agreed that the Capri Parties shall have no liability or obligation of any kind pursuant to Section 7.1(i)(iv)(F) as originally set forth in the Investment Agreement and that the Capri Entities shall have no liability or obligation of any kind pursuant to Section 7.1(i)(iv)(F) as set forth below:

(I)           From and after the Closing Date, the Capri Principals severally (in proportion to their Pro Rata Shares) and not jointly and severally, shall pay to the Investor the amount of any unpaid claims for DUS Losses pursuant to Claim Notices (as defined below) delivered by the Investor prior to the second anniversary of the CCLP Acquisition Date as to which either no objection pursuant to an Objection Notice (as defined below) or a Joinder Notice (as defined below) has been made by such Capri Principal or as to which such objection has been resolved in favor of the Investor; provided that the Capri Principles shall not be obligated to pay to the Investor, pursuant to this clause (I), any amounts to the extent that such amounts, together with all other amounts paid or payable to, or retained by, the Investor on or after the first anniversary of the CCLP Acquisition Date, exceed $1,500,000. For purposes hereof, (x) “Claim Notice” shall mean any notice by the Investor to the Capri Principals of any claims of the Investor against the Capri Principals arising under, in relation to or in connection with this Section 7.1(i)(iv)(F), which notice shall identify such claims in reasonable detail, and (y) “Objection Notice” shall mean any notice by one or more of the Capri Principals to the Investor (and to each other Capri Principal) within twenty (20) Business Days after delivery of a Claim Notice that one or more of the Capri Principals object to the claims set forth in such Claim Notice, which notice shall specify the reasons for such objection or objections in reasonable detail. Upon receipt of an Objection Notice, each Capri Principal who was not a party to such Objection Notice shall have the right, within twenty (20) Business Days after delivery of such Objection Notice, to join in such Objection Notice by delivering a notice of such joinder (a “Joinder Notice”) to the Investor and each other Capri Principal.

(II)         From and after the second anniversary of the CCLP Acquisition Date, in respect of Watch-List Loans as of such second anniversary, the Capri Principals severally (in proportion to their Pro Rata Shares) and not jointly and severally, shall pay to the Investor:

(1)        the amount of any DUS Losses occurring prior to the fourth anniversary of the CCLP Acquisition Date, and

(2)        the amount of any DUS Losses occurring after the fourth anniversary of the CCLP Acquisition Date, in respect of such Watch-List Loans which, as of such fourth anniversary, are then experiencing an uncured loan default or delinquency, have a debt service coverage ratio of less than 1.0 to 1.0, are subject to a DUS Loss claim made by Fannie Mae, or in respect of which an event has occurred making the occurrence of a DUS Loss reasonably likely, provided, that from and after each anniversary of such fourth anniversary, the Capri Principals shall have no obligation to pay Investor for DUS Losses in respect of any of such Watch-List Loans which are not continuing to experience one of the circumstances referred to above in this clause (2) as of such anniversary, in each case pursuant to this clause (II) up to the lesser of (x) the aggregate amount of DUS Losses estimated (on the same basis used to estimate the CCLP Projected DUS Losses) as of such second anniversary to be incurred in respect of such Watch-List Loans and (y) $1,500,000 less the amounts paid or payable to the Investor pursuant to clause (I) above.

(III)        In respect of each DUS Loss referred to in clause (I) or (II) above (if any), the Investor shall notify the Capri Principals of the occurrence of such DUS Loss, identifying the applicable Watch-List Loan and the amount of such DUS Loss payable.

(IV)       Notwithstanding the foregoing, the Capri Principals shall have no liability to the Investor pursuant to this Section 7.1(i)(iv)(F) for the first $206,663.02 of DUS Losses (the “DUS Credit”) incurred by the Investor on or after August 1, 2006; provided that the DUS Credit may be increased to up to $239,450.00 upon agreement among the Investor and the Capri Principals that the DUS Credit should be greater than $206,663.02.

3.           Section 7.3, but only with respect to the CharterMac Restricted Equity Securities held by Carter or the Carter Trust, it being agreed that the provisions of Section 7.3 shall not apply to any CharterMac Restricted Equity Securities held by Fargo (including the Fargo SMU’s).

4.           Articles VIII and IX of the Investment Agreement, except that (a) the Capri Entities shall have no liability or obligation of any kind pursuant to such Article VIII or IX, and (b) all liabilities and obligations of the Capri Principals pursuant to such Articles VIII and IX shall be the obligations of the Capri Principals severally (in proportion to their Pro Rata Shares) and not jointly and severally.

5.           All of the definitions contained or referred to in Article I to the extent used in any of the Excluded Provisions referred to in paragraphs 1 through 4 above.

[Other Schedules and Exhibits Omitted]